Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	Andrew A. Krakauer	Richard E. Moyer
	President	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 890-7220	Phone: (212) 554-5466

CANTEL MEDICAL REPORTS 37% INCREASE IN INCOME FROM CONTINUING OPERATIONS - EPS OF $0.16 vs. $0.12 FOR QUARTER ENDED JULY 31, 2008

EPS of $0.53 vs. $0.50 FOR YEAR ENDED JULY 31, 2008

LITTLE FALLS, New Jersey (October 7, 2008) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported income from continuing operations of $2,596,000, or $0.16 per diluted share, on sales of $64,281,000 for the fourth quarter ended July 31, 2008, inclusive of approximately $0.02 of expenses related to the closure of manufacturing operations in Holland. This compares with income from continuing operations of $1,899,000, or $0.12 per diluted share, on sales of $62,513,000 for the fourth quarter ended July 31, 2007, inclusive of approximately $0.02 of expenses related to executive transition and acquisitions.

For the fiscal year ended July 31, 2008, the Company reported income from continuing operations of $8,693,000, or $0.53 per diluted share, on a 14% increase in sales to $249,374,000, inclusive of expenses of $0.05 related to the resignation of the former President and the closure of manufacturing operations in Holland. This compares with income from continuing operations of $8,104,000, or $0.50 per diluted share, on sales of $219,044,000 for the fiscal year ended July 31, 2007, inclusive of $0.03 of expenses related to executive transition and acquisitions.

Andrew Krakauer, Cantel’s President, stated “We are pleased to have delivered our strongest quarterly performance of the past three years despite unprecedented cost increases impacting most of our business units. Our success was aided by solid sales growth in all businesses except for a decline in low margin dialysate concentrate shipments in our Dialysis segment. During the quarter, we achieved over 10% revenue growth exclusive of Dialysis.”

Krakauer added, “The broad range of Cantel’s businesses within Infection Prevention and Control benefited our consolidated results during the quarter. Continued improvement in our Endoscope Reprocessing business, coupled with strong performances in our Therapeutic Filtration and Specialty Packaging segments offset the negative effect of cost increases in our other businesses. Quarterly performance also improved due to ongoing cost reduction programs, some one-time sales and a $0.02 favorable adjustment from a recent reduction in tax rates.”

Krakauer continued, “In fiscal 2009 we anticipate benefiting from ongoing cost improvement programs, our own price increases and reduced interest expense. Most importantly, we expect success from new product introductions and from our 2008 investments in sales and marketing.”

The Company further reported that its balance sheet at July 31, 2008 included current assets of $84,561,000, including cash of $18,318,000, a current ratio of 2.2:1, debt of $58,300,000, stockholders’ equity of $168,712,000 and a ratio of funded debt to equity of .35:1. Krakauer stated, “The Company has a strong balance sheet and continues to generate significant cash. Our cash provided by operating activities for the year was $18,557,000. We have reduced our net debt position from the prior quarter by 10% to $40.0 million.”

Cantel Medical Corp. is a leading provider of infection prevention and control products in the healthcare market. Our products include specialized medical device reprocessing systems for renal dialysis and endoscopy, dialysate concentrates and other dialysis supplies, disposable infection control products primarily for the dental industry, water purification equipment, sterilants, disinfectants and cleaners, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for infectious and biological specimens. We also provide technical maintenance for our products and offer compliance training services for the transport of infectious and biological specimens.

The Company will hold a conference call to discuss the results for the fourth quarter ended July 31, 2008 on Tuesday, October 7, 2008 at 11:00 AM Eastern time. To participate in the conference call, dial 1-877-407-8035 approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from Tuesday, October 7 at 2:00 PM through midnight on October 8, by dialing 1-877-660-6853 and using passcode #286 and conference ID #298923.

The call will be simultaneously broadcast live over the Internet on vcall.com at

http://www.investorcalendar.com/IC/CEPage.asp?ID=135448. A replay of the webcast will be available on Vcall for 30 days.

For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.

2

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2008	2007	2008	2007

Net sales	$64,281	$62,513	$249,374	$219,044

Cost of sales	41,628	41,400	161,748	140,032

Gross profit	22,653	21,113	87,626	79,012

Expenses:
Selling	7,821	6,421	28,636	23,818
General and administrative	9,166	9,381	37,013	33,507
Research and development	1,131	1,285	4,010	4,848
Total operating expenses	18,118	17,087	69,659	62,173

Income from continuing operations before interest and income taxes	4,535	4,026	17,967	16,839

Interest expense	969	1,127	4,631	3,508
Interest income	(121)	(165)	(515)	(771)

Income from continuing operations before income taxes	3,687	3,064	13,851	14,102

Income taxes	1,091	1,165	5,158	5,998

Income from continuing operations	2,596	1,899	8,693	8,104

Income from discontinued operations, net of tax	—	61	—	342

Net income	$2,596	$1,960	$8,693	$8,446

Earnings per common share - diluted
Continuing operations	$0.16	$0.12	$0.53	$0.50
Discontinued operations	—	—	—	0.02
Net income	$0.16	$0.12	$0.53	$0.52

Weighted average shares - diluted	16,396	16,337	16,371	16,153

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	July 31,	July 31,
	2008	2007
Assets
Current assets	$84,561	$76,731
Property and equipment, net	37,920	38,577
Intangible assets	41,254	44,615
Goodwill	113,958	102,073
Other assets	1,497	1,675
	$279,190	$263,671

Liabilities and stockholders’ equity
Current portion of long-term debt	$8,000	$6,000
Other current liabilities	30,922	29,971
Long-term debt	50,300	51,000
Other long-term liabilities	21,256	21,630
Stockholders’ equity	168,712	155,070
	$279,190	$263,671

SUPPLEMENTARY INFORMATION

Reconciliation of Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation Expense (“EBITDAS”)

The reconciliation of EBITDAS with net income for the three and twelve months ended July 31, 2008 and 2007, respectively, is as follows (in thousands):

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2008	2007	2008	2007

Net income	$2,596	$1,960	$8,693	$8,446
Income from discontinued operations, net of tax	—	(61)	—	(342)

Income from continuing operations	2,596	1,899	8,693	8,104

Income taxes	1,091	1,165	5,158	5,998
Interest expense	969	1,127	4,631	3,508
Interest income	(121)	(165)	(515)	(771)
Depreciation	1,568	1,494	6,058	5,347
Amortization	1,377	1,383	5,674	4,892
Loss on disposal of fixed assets	46	21	126	25

EBITDA	7,526	6,924	29,825	27,103

Stock-based compensation expense	478	575	1,961	1,482

EBITDAS	$8,004	$7,499	$31,786	$28,585

EBITDAS is a measure of the Company’s performance that is not required by, or presented in accordance with, Generally Accepted Accounting Principles (“GAAP”). EBITDAS is a non-GAAP financial measure defined by the Company as income from continuing operations before interest, taxes, depreciation, amortization and stock-based compensation expense. The Company believes EBITDAS is an important valuation measurement for management and investors given the increasing effect that non-cash charges, such as stock-based compensation, amortization related to acquisitions and depreciation of capital equipment, has on the Company’s net income. In particular, recent acquisitions have resulted in a significant increase in amortization of intangible assets that reduced the Company’s net income during fiscal 2008 as compared with fiscal 2007. Additionally, the Company regards EBITDA as a useful measure of operating performance and cash flow before the effect of interest expense, which increase in interest expense in fiscal 2008 compared with fiscal 2007 primarily related to borrowings for recent acquisitions, and complements operating income, net income and other GAAP financial performance measures. Generally, a non-GAAP financial measure is a numerical measure of a Company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, net income, cash flows, or other measures of financial performance prepared in accordance with GAAP.